Exhibit 5.1
[LETTERHEAD OF HOGAN & HARTSON L.L.P.]
July 27, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Re: Offering of $250,000,000 7.250% Senior Subordinated Notes due 2037
Ladies and Gentlemen:
     This firm has acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), and its indirect, wholly owned subsidiary, CapitalSource Finance LLC, a Delaware limited liability company (the “Guarantor”), in connection with the proposed public offering of $250,000,000 aggregate principal amount of the Company’s 7.250% Senior Subordinated Convertible Notes due 2037 (the “Notes”), guaranteed on a senior subordinated basis as to payment of principal and interest by the Guarantor (the “Guarantee”), which Notes and Guarantee are to be sold by the Company and the Guarantor pursuant to a prospectus supplement dated July 25, 2007 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2005 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s and the Guarantor’s effective registration statement on Form S-3 (Reg. No. 333-130681) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

2.	The form of the indenture and the first supplemental indenture thereto (such indenture, as supplemented, the “Indenture”) to be entered into at closing of the offering among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

3.	An executed copy of the certain Underwriting Agreement dated July 25, 2007 (the “Agreement”) among the Company, the Guarantor, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters (the “Underwriting Agreement”).

CapitalSource Inc.
July 27, 2007

4.	The form of global security relating to the Notes and Guarantee.

5.	A copy of the form of certificate evidencing the shares of Common Stock that may be issuable upon conversion of the Notes (the “Conversion Shares”).

6.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 25, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Company Charter”).

7.	The Certificate of Formation, as amended, of the Guarantor, as certified by the Secretary of State of the State of Delaware on July 25, 2007, and as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

8.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

9.	The Amended and Restated Limited Liability Company Operating Agreement of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

10.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted by written consent dated July 23, 2007, resolutions adopted by written consent of the Pricing Committee of the Board dated July 24, 2007 and an action by the sole member of the Guarantor adopted by written consent dated as of July 16, 2007, in each case as certified by the Secretary of the Company or the Guarantor, as applicable, on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Indenture, the Notes, the Guarantee and the Conversion Shares.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Conversion Shares will not be issued in violation of the ownership limits contained in the Company Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the laws of the State of New York, and (ii) as to the opinions given in paragraph (b), the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes,

CapitalSource Inc.
July 27, 2007

ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) Upon (i) due execution and delivery of the Indenture on behalf of the Company, the Guarantor and the Trustee and (ii) due execution, authentication, issuance and delivery of the Notes and due execution, issuance and delivery of the Guarantee by the Guarantor pursuant to the terms of the Underwriting Agreement and the Indenture, (x) the Notes will constitute valid and binding obligations of the Company and (y) the Guarantee will constitute the valid and binding obligation of the Guarantor.
     (b) With respect to any Conversion Shares issued upon the conversion of the Notes, following issuance of the Notes and upon due exercise of applicable conversion rights in accordance with the terms of the Indenture and the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed in paragraph (a) above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

CapitalSource Inc.
July 27, 2007

     This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Prospectus Supplement constituting part of the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.